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EXHIBIT 10.27

SEVERANCE AGREEMENT

        THIS AGREEMENT is entered into as of November 29, 2001 (the "Effective Date"), by and between John W. Sayward ("Sayward") and SICOR Inc., a Delaware corporation (together with its affiliates, the "Company").

        1.    Term of Agreement.

        This Agreement shall remain in effect from the Effective Date until the date when the Company has met all of its obligations under this Agreement following the termination of Sayward's employment with the Company. The effectiveness of this Agreement is expressly contingent upon execution of the attached Agreement and Release of Claims (the "Release") which is specifically incorporated by reference herein, and the expiration of the revocation period set forth therein without timely notice to revoke by Sayward.

        2.    Termination of Employment.

        As of November 29, 2001 (the "Termination Date"), Sayward's employment as Executive Vice President, Finance, Chief Financial Officer and Treasurer of Company is hereby terminated.

        3.    Definition of Continuation Period.

        For all purposes under this Agreement, "Continuation Period" shall mean the period commencing on the Termination Date and ending on the earlier of

  (a)
  The date six (6) months after the Termination Date; or

  (b)
  The date of Sayward's death.

        4.    Entitlement to Severance Pay and Benefits.

        Sayward shall receive from the Company the severance pay described in Section 5 hereof (the "Severance Pay") and the benefits described in Section 6 hereof.

        5.    Amount of Severance Pay.

        Commencing seven (7) days following Sayward's execution of this Agreement, and continuing through the end of the Continuation Period, the Company shall continue Sayward's bi-weekly compensation equal to the sum of $10,113.3070 for six months, less all required payroll deductions. Company shall also continue to pay Sayward his car allowance of $700 per month during the Continuation Period. In addition, Sayward shall be entitled to his 2001 target Bonus (multiplied by 1.5), calculated in accordance with the Company's Key Employee Incentive Plan consistently with other eligible employees at Sayward's pay grade and performance rating, as if Sayward had been employed through December 31, 2001, payable (subject to applicable withholding) at the time and in the manner such bonus payments are made to other eligible employees.

        6.    Cooperation.

        In consideration of the Severance Pay set forth in Section 5 hereof and the Stock and Group Insurance Provisions of Section 7 hereof, Sayward agrees, during the Continuation Period, to cooperate with Company in transitioning Sayward's responsibilities to other employees, and will, at Company's reasonable request, make himself available at such times and at such places as may be reasonably necessary to assist Company in such transition. Sayward shall be entitled to no further compensation, other than reimbursement for out-of-pocket expenses approved in advance by the Company, for the performance of such services.

        7.    Stock and Group Insurance.

          (a)    Stock Options and Restricted Stock.    Subject to approval by the Stock Option Committee of the Board of Directors of the Company (which approval the Company shall promptly seek),

  seven (7) days following Sayward's execution of this Agreement: (i) Sayward shall be granted a fully vested non-statutory option to purchase 50,000 shares of the Company's common stock at an exercise price equal to the closing price of such common stock on the date which is the later of the date of the Stock Option Committee approval or seven (7) days following Sayward's execution of this Agreement, and on such other terms as are contained in the Company's standard form of non-statutory stock option agreement; and (ii) all of Sayward's unexpired stock options granted to him by the Company shall vest. Subject to approval by the Stock Option Committee of the Board of Directors of the Company, the post-termination exercise grace period under Sayward's stock option agreements will be extended from ninety (90) days to one (1) year. Sayward acknowledges that, by agreeing to such an extension, any incentive stock options may be treated as non-qualified stock options. Sayward acknowledges that he should consult a tax adviser regarding the impact of the tax treatment of these options.

          (b)    Group Insurance.    As of the Termination Date, Sayward (and, where applicable, his dependents) shall be entitled to convert his group life insurance policy into an individual policy pursuant to the terms of such policy. Should Sayward elect to convert such policy, the Company will pay the premium for such policy during the Continuation Period. Also, should Sayward elect to continue group health continuation coverage under the Consolidated Omnibus Reconciliation Act of 1986, the Company will pay the premiums for such coverage (subject to Sayward's payment of the portion of the premium, if any, for family coverage) during the Continuation Period.

        8.    Continuing Obligation Regarding Company Confidential Information and Trade Secrets.

        As a material condition of this Agreement, Sayward is required to comply with and is subject to the terms of the provisions regarding confidential information set forth in Section 6 of the Release. Violation of this Section 8 shall constitute a material breach of this Agreement.

        9.    Limitation on Payments.

          (a)    Basic Rule.    Any other provision of this Agreement notwithstanding, the Company shall not be required to make any payment or property transfer to, or for the benefit of, Sayward (under this Agreement or otherwise) that would be nondeductible by the Company by reason of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or that would subject Sayward to the excise tax described in section 4999 of the Code. All calculations required by this Section 8 shall be performed by the independent auditors retained by the Company most recently prior to the Change in Control (the "Auditors"), based on information supplied by the Company and Sayward, and shall be binding on the Company and Sayward. All fees and expenses of the Auditors shall be paid by the Company.

          (b)    Reductions.    If the amount of the aggregate payments or property transfers to Sayward must be reduced under this Section 9, then Sayward shall direct in which order the payments or transfers are to be reduced, but no change in the timing of any payment or transfer shall be made without the Company's consent. As a result of uncertainty in the application of sections 280G and 4999 of the Code at the time of an initial determination by the Auditors hereunder, it is possible that a payment will have been made by the Company that should not have been made (an "Overpayment") or that an additional payment that will not have been made by the Company could have been made (an "Underpayment"). In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or Sayward that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to Sayward that he shall repay to the Company, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Sayward to the Company if and to the extent that such payment would not reduce the amount that is nondeductible under section 280G of the Code or is subject to an excise tax under section 4999 of the Code. In the event that the

  Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to, or for the benefit of, Sayward, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code.

        10.    Successors.

          (a)    Company's Successors.    The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business or assets, by an agreement in substance and form satisfactory to Sayward, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business or assets which executes and delivers the assumption agreement described in this Subsection (a) or which becomes bound by this Agreement by operation of law.

          (b)    Sayward's Successors.    This Agreement and all rights of Sayward hereunder shall inure to the benefit of, and be enforceable by, Sayward's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees; provided however, that Sayward shall not be permitted to assign his obligations to the Company, without the express written consent of the Board of Directors.

        11.    Miscellaneous Provisions.

          (a)    Notice.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Sayward, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b)    Waiver.    No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Sayward and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c)    Whole Agreement.    Except as provided in the Release, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. Any previous employment or severance agreements with the Company or its affiliates are hereby terminated and superseded. This Agreement can only be changed in writing signed by Sayward and the President of the Company.

          (d)    No Setoff; Withholding Taxes.    There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to Sayward under this Agreement. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

          (e)  Sayward agrees to indemnify and hold the Company harmless from and defend and indemnify it from all claims, causes of action, demands, payments, charges, penalties and assessments that may be asserted in connection with the payments provided for in this Agreement.

          (f)    Choice of Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to such state's conflict of laws principles.

          (g)    Severability.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (h)    Arbitration.    Except as otherwise provided in Section 8 of this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved pursuant to the dispute resolution terms set forth in Section 11 of the Release.

          (i)    No Assignment.    The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (i) shall be void.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ JOHN W. SAYWARD John W. Sayward
SICOR INC.
By	/s/ MARVIN SAMSON
Title	President and CEO

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  EXHIBIT 10.27
SEVERANCE AGREEMENT